CONSULTING GROUP CAPITAL MARKETS FUNDS

AMENDMENT NO.17

TO

MASTER TRUST AGREEMENT

AMENDMENT NO. 17 (the “Amendment”) to the Master Trust Agreement dated April 12, 1991 (the “Agreement”) of Consulting Group Capital Markets Funds (the “Trust”), made as of the 30th day of November, 2006.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended (the “1940 Act”), by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

WHEREAS, on November 29, 2006, at a regular meeting of the Board of Trustees, the Trustees voted to authorize the filing of a written amendment to the Agreement with respect to the Trustee Emeritus and Retirement Policy provisions of the Agreement; and

WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 17 to the Agreement; and

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Article III, Section 3.1(i) of the Agreement is hereby renumbered as Article III, Section 3.1(j) of the Agreement and the first sentence of renumbered Article Ill, Section 3.1 (j) is hereby amended in its entirety to read as follows:

“Section 3.1(j) Trustees Emeritus. An individual who has been elected prior to December 31, 2006, has served as a Trustee who is not an “interested person” of the Trust (as defined by the Investment Company Act of 1940, as amended) for a minimum of ten (10) years and has reached the age of 80 may be designated by the remaining Trustees as a Trustee Emeritus. A Trustee Emeritus is entitled to serve in emeritus status for a maximum of 10 years.”

2. Article III, Section 3.1(i) of the Agreement is hereby added as follows:

“Section 3.1(i) Retirement Policy. Except for those individuals who are Trustees as of December 31, 2006, an individual who has reached the age of seventy-two (72) years may not be elected, re-elected or appointed to serve as a Trustee.”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned has hereto set his hand as the day and year first above written.

CONSULTING GROUP CAPITAL MARKETS FUNDS

By:	/s/ Israel Grafstein
Name:	Israel Grafstein
Title:	Secretary